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                                                                    EXHIBIT 11.1
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                         VIRUS RESEARCH INSTITUTE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

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                                                                    THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                         JUNE 30,                       JUNE 30,
                                                                    1995          1996            1995           1996
                                                                ---------------------------------------------------------

Net income (loss)                                               $(1,961,251)    $  819,411    $(4,251,107)     $ (547,498)

Shares used in computing net income (loss) per common share:
    Weighted average common stock
      outstanding during the period                                 688,176      1,187,553        687,908         938,800
    Conversion of redeemable
      convertible preferred stock (1)                             5,415,942      5,576,644      5,415,942       5,512,687
   Dilutive effect of common
     equivalent shares -- "cheap stock" (2)                         286,783            N/A        286,783             N/A
   Common stock equivalents (3)                                         N/A        100,778            N/A             N/A


Weighted average common shares                                  ---------------------------------------------------------
  outstanding                                                     6,390,901      6,864,975      6,390,633       6,451,487

Net income (loss) per common
  share                                                              $(0.31)    $     0.12         $(0.67)         $(0.08)

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(1)    Effective with the closing of the Company's initial public offering of common stock, redeemable convertible preferred stock converted into shares of common stock. Accordingly, the equivalent number of weighted average common shares that would have been outstanding during each period presented have been included as outstanding.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing of the Company's Registration Statement for its initial public offering have been included as common equivalents for periods prior to the initial public offering.

(3) No common stock equivalents have been included in the six month period ended June 30, 1996 as their effect would be antidilutive.
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